EXECUTION VERSION

EXCHANGE AGREEMENT

between

CITIGROUP INC.

and

UNITED STATES DEPARTMENT OF THE TREASURY

Dated February 4, 2013

EXCHANGE AGREEMENT, dated February 4, 2013 (this “Agreement”), between CITIGROUP INC., a Delaware corporation (the “Company”), and the UNITED STATES DEPARTMENT OF THE TREASURY (the “Investor”).

RECITALS:

WHEREAS, the Company issued $4.034 billion of its perpetual preferred stock to the Investor and $3.025 billion of its perpetual preferred stock to the Federal Deposit Insurance Corporation (the “FDIC”) as consideration for the loss-sharing protection provided pursuant to a master agreement, dated as of January 15, 2009 (as amended, the “Master Agreement”), among the Company and certain of its affiliates, the Investor, the FDIC and the Federal Reserve Bank of New York;

WHEREAS, the Company entered into separate exchange agreements, each dated as of June 9, 2009, with the Investor (the “UST Exchange Agreement”) and the FDIC (the “FDIC Exchange Agreement”) in order to exchange the perpetual preferred stock held by each of the Investor and the FDIC for capital securities as specified in such exchange agreements, and such capital securities were issued by Citigroup Capital XXXIII, a Delaware business trust (the “TruPS Issuer”), on July 30, 2009 (the “Capital XXXIII Capital Securities”);

WHEREAS, on December 23, 2009, in connection with the repayment by the Company of funds invested by the Investor as part of the Troubled Asset Relief Program and the termination of the Master Agreement, the Investor cancelled $1.8 billion of the $4.034 billion Capital XXXIII Capital Securities it held (the “Cancellation”) and on the same date, pursuant to a letter agreement between the Investor and the FDIC, the FDIC agreed to transfer an additional $800 million of its Capital XXXIII Capital Securities (the “FDIC Capital XXXIII Capital Securities”) to the Investor upon the maturity of the last outstanding series of the Company’s debt issued under the FDIC’s Temporary Liquidity Guarantee Program;

WHEREAS, the Investor exercised its exchange right under the UST Exchange Agreement, as amended, on September 29, 2010 to exchange the $2.234 billion Capital XXXIII Capital Securities it retained subsequent to the Cancellation for certain registrable trust preferred securities which were distributed by means of a public, underwritten offering;

WHEREAS, pursuant to a letter agreement, dated as of December 28, 2012, between the FDIC and the Investor (the “FDIC Letter Agreement”), the FDIC transferred the FDIC Capital XXXIII Capital Securities and assigned its registration rights and certain other rights under the FDIC Exchange Agreement to the Investor;

WHEREAS, the Investor desires to exchange the FDIC Capital XXXIII Capital Securities currently held by it (the “TruPS Securities”) for $894.0 million in aggregate principal amount of the Company’s 4.05% Subordinated Notes due 2022 having the terms described in Exhibit A hereto (the “Subordinated Notes”); and

WHEREAS, the Company acknowledges that a mutual and voluntary exchange of consideration supports this Agreement and, accordingly, that the Agreement shall not be construed to be unenforceable in any respect.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE

Section 1.1      The Exchange. (a) On the date hereof, the Investor will transfer and deliver to the Company and surrender the TruPS Securities and, in exchange therefor, the Company will issue the Subordinated Notes to the Investor (the “Exchange”).

(b)        In connection with the Exchange, (i) the Company will deliver to the Investor certificates in proper form evidencing the Subordinated Notes and (ii) the Investor will deliver to the Company a certificate of transfer in the form set forth in Exhibit B hereto.

(c)        The Company agrees to cause payment of (i) all accumulated and unpaid distributions on the TruPS Securities from and including the last distribution date of the TruPS Securities on which distributions were paid in full to, but excluding, the date hereof, to be paid by wire transfer on the date hereof to an account designated by the Investor and (ii) all accrued and unpaid interest on the Subordinated Notes from and including the date hereof to, but excluding, the settlement date of the Underwritten Offering (as defined in Section 3.2), to be paid by wire transfer to an account designated by the Investor on the settlement date of the Underwritten Offering.

Section 1.2     Opinion of Counsel. In connection with the entry into this Agreement, the Company has delivered to the Investor a written opinion from counsel to the Company, addressed to the Investor and dated as of the date hereof, in substantially the form of Exhibit C hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 2.1     Organization; Power; Authorization; Enforceable Obligations. The Company represents and warrants to the Investor that (i) it has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; (ii) it has the power and authority to enter into this Agreement, to carry out its obligations hereunder, to adopt the Resolution (as defined in Section 2.3 below) and to issue the Subordinated Notes and comply with the terms thereof (collectively, the “Transactions”); (iii) it has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement and the Transactions; (iv) no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the Transactions, except consents, authorizations, filings and notices as have been obtained or made and are in full force and effect; and (v) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 2.2     Non-Contravention. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions and compliance by the Company with the provisions hereof and the Transactions will not violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration therefor, or result in the loss of a benefit under, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, permit, agreement or other instrument or obligation to which the Company is a party or by which it may be bound, or to which the Company may be subject, or (B) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company.

(b)     Other than the filing of any current report on Form 8-K required to be filed with the Commission with respect to the Transactions, such filings and approvals as are required to be made or obtained under any state “blue sky” laws and such as have been made or obtained, no material notice to, filing with, exemption or review by, or authorization, consent or approval of, any governmental authority is required to be made or obtained by the Company in connection with the consummation by the Company of the Exchange and the Transactions.

Section 2.3     Board Approval. (a) The Transactions have been adopted, approved and declared advisable by the Funding Committee of the Board of Directors of the Company (the “Board of Directors”) in accordance with the resolutions of the Board of Directors adopted on January 16, 2013 and in accordance with the Company’s charter and applicable law.

(b)     The terms and conditions of the Subordinated Notes were established pursuant to, and are as set forth in, a resolution of the Funding Committee of the Board of Directors adopted on the date hereof (the “Resolution”). The Resolution has been duly adopted by the Company and is in full force and effect.

Section 2.4    Subordinated Notes. (a) The Indenture (as supplemented, the “Indenture”), dated as of April 12, 2001, between the Company and The Bank of New York Mellon, as successor trustee to J.P. Morgan Trust Company, National Association and Bank One Trust Company, N.A. (the “Indenture Trustee”) relating to the Subordinated Notes has been duly and validly authorized, executed and delivered by the Company and, assuming due execution and delivery by the Indenture Trustee, the Indenture is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder (together, the “Trust Indenture Act”) and complies in all material respects with the Trust Indenture Act or is exempt from such qualification.

(b)        The Subordinated Notes have been duly and validly authorized by the Company and, when authenticated by the Indenture Trustee in the manner provided for in the Indenture and issued in accordance with the Indenture and delivered to the Investor pursuant to this Agreement, will be validly issued and delivered, and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(c)        The Subordinated Notes conform, or will conform, to the description thereof in the Registration Statement (as defined in Section 2.5).

(d)        The Company is not now, nor after giving effect to the transactions contemplated in this Agreement will be, and the Company is not controlled by, or acting on behalf of any person which is, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.5    Registration of Subordinated Notes. A registration statement on Form S-3 in respect of the Subordinated Notes (File No. 333-186425) (including the preliminary prospectus forming a part thereof (the “Registration Statement”) (i) has been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, (ii) has been filed with the Commission under the Securities Act and (iii) the Company expects it will become effective under the Securities Act on the date hereof.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1    Registration Rights. The Company hereby confirms and agrees that the Registration Rights set forth in Section 4.6 of the FDIC Exchange Agreement have been assigned to the Investor pursuant to the FDIC Letter Agreement. The Company further confirms and agrees that the Investor will continue to have such registration rights for so long as the Investor owns any of the Subordinated Notes and the Subordinated Notes shall be deemed the “Registrable Securities” for purposes of Section 4.6 of the FDIC Exchange Agreement.

Section 3.2    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, and execute and deliver such documents and other papers or instruments as may be required, so as to permit consummation of the Exchange and the Investor’s offering and sale of its Subordinated Notes pursuant to an underwritten offering (the “Underwritten Offering”) as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, or as otherwise reasonably requested by the Investor, in each case, as promptly as is practicable, and shall use commercially reasonable efforts to cooperate with the other party to that end.

ARTICLE IV

MISCELLANEOUS

Section 4.1    Expenses. The Subordinated Notes shall be deemed “Securities” for purposes of that certain letter agreement dated December 16, 2009 between the Company and the Investor and, in accordance with the terms of such letter agreement, the Company agrees to pay all discounts, selling commissions and stock transfer taxes applicable to the sale of all of the Subordinated Notes, as “Securities” under the letter agreement, and fees and disbursements of counsel for the Investor incurred in connection with any such sale, whether in a public offering or private transaction.

Section 4.2    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

Section 4.3    Effectiveness. This Agreement shall be effective and binding upon its execution and delivery by each of the parties hereto.

Section 4.4    GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES, IF AND TO THE EXTENT SUCH LAW IS APPLICABLE, AND OTHERWISE IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 4.5    Counterparts. This Agreement may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date first herein above written.

CITIGROUP INC.

By:	/s/ John C. Gerspach
Name: John C. Gerspach
Title: Chief Financial Officer

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Timothy G. Massad
Name: Timothy G. Massad
Title: Assistant Secretary for Financial
Stability

[Signature Page to Exchange Agreement]

Citigroup Inc.
$[ ],000,000
[ ]% SUBORDINATED NOTES DUE 2022

Terms and Conditions
Issuer:	Citigroup Inc.
Selling Security Holder:	The United States Department of the Treasury (“Treasury”)
Ratings:	Baa3 / BBB+ / BBB+ (Negative Outlook / Negative Outlook / Stable Outlook) (Moody’s / S&P / Fitch)
Ranking:	Subordinated
Trade Date:	February 5, 2013
Settlement Date:	February 8, 2013 (T+3 days)
Maturity:	July 30, 2022
Par Amount:	$894,000,000
Re-offer Spread to Benchmark:	T10+[ ] bp

Re-offer Yield:	[ ]%

Semi-Annual Coupon:	[ ]% per annum

Public Offering Price:	[ ]% per note
Purchase Price:	[ ]%
Net Proceeds to Treasury:	$[ ]
Interest Payment Dates:	The 30th of each January and July, beginning July, 2013. Following business day convention applicable

Day Count:	30/360

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply

Redemption at Issuer Option:	Only for tax purposes

Redemption for Tax Purposes:	Applicable at issuer’s option if, as a result of any act taken by a taxing authority or changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	17313TAB8

ISIN:	US17313TAB89

Global Coordinator:	Citigroup Global Markets Inc.

Joint Book Managers:	Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
UBS Securities LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
ING Financial Markets LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.
SMBC Nikko Capital Markets Limited

Citigroup Inc.
$[ ],000,000
[ ]% SUBORDINATED NOTES DUE 2022

Co-Managers:	Apto Partners, LLC
Banco BTG Pactual SA. - Cayman Branch
Blaylock Robert Van, LLC
C.L. King & Associates, Inc.
Capital One Southcoast, Inc.
CastleOak Securities, L.P.
Drexel Hamilton, LLC
KKR Capital Markets LLC
Kota Global Securities Inc.
Lebenthal & Co., LLC
Loop Capital Markets LLC
M.R. Beal & Company
MFR Securities, Inc.
Mischler Financial Group, Inc.
Mizuho Securities USA Inc.
Nomura Securities International, Inc.
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
The Williams Capital Group, L.P.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No 333- 186425. Alternatively, you can request the prospectus by calling toll-free in the United States [ ]

EXHIBIT B

[FORM OF CERTIFICATE TO BE DELIVERED UPON

TRANSFER OF TRUPS SECURITIES]

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Facsimile: 212-793-5629

Attention: Treasury Department

The Bank of New York Mellon

101 Barclay Street - 8W

New York, New York 10286

Attention: Corporate Trust Administration

Re:	8.00% Capital Securities, liquidation amount $1,000 per capital security (the “Securities”) CUSIP # 17314MAA4

Reference is hereby made to that certain Amended and Restated Declaration of Trust of Citigroup Capital XXXIII, dated as of July 30, 2009 (the “ARDT”), among Citigroup Inc., the regular trustees named therein, BNY Mellon Trust of Delaware, as Delaware Trustee, and The Bank of New York Mellon, as Institutional Trustee (the “Institutional Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the ARDT.

This certificate relates to $800,000,000 aggregate liquidation amount of Securities held in definitive form represented by Certificate No. 8 by the undersigned.

The undersigned, the United States Department of the Treasury (transferor), hereby requests that the Security Registrar register a transfer of 800,000 Securities ($800,000,000 aggregate liquidation amount), represented by Certificate No. 8, to Citigroup Inc. (transferee).

In connection with such transfer of the Securities, the undersigned confirms that such Securities are being transferred in accordance with their terms:

CHECK ONE BOX BELOW:

☑	to Citigroup Inc. or any subsidiary thereof; or

☐	to a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”) and in compliance with Rule 144A;

☐	pursuant to an exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Security Registrar will refuse to register the transfer of any of the Securities referenced in this certificate or any beneficial interests therein.

UNITED STATES DEPARTMENT OF THE TREASURY

By:
Name: Timothy G. Massad
Title: Assistant Secretary for Financial
Stability

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

EXHIBIT C

[FORM OF OPINION OF COUNSEL]

Opinions provided by outside counsel to the Company on the date hereof:

(a)          The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b)          The Company has corporate power to enter into the Exchange Agreement and to perform its obligations thereunder with respect to the Exchange and the Exchange has been duly and validly authorized by the Company.

(c)          The Exchange Agreement has been duly and validly authorized by the Company, and duly executed and delivered by the Company, and, assuming due execution and delivery by the Investor, the Exchange Agreement is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d)          The Indenture has been duly and validly authorized, and duly executed and delivered, by the Company, the Indenture is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, and the Indenture has been qualified under the Trust Indenture Act.

(e)          The Subordinated Notes have been duly and validly authorized and executed by the Company and, assuming such Subordinated Notes are duly authenticated by the Indenture Trustee in the manner provided for in the Indenture and delivered to the Investor against consideration therefor, have been duly and validly issued and are valid and legally binding obligations of the Company, enforceable in accordance with their terms, and are in the form contemplated by, and entitled to the benefits of, the Indenture.

(f)          The Company is not now, nor after giving effect to the Exchange will be, and the Company is not controlled by, or acting on behalf of any person which is, an “investment company” within the meaning of the Investment Company Act of 1940.

Opinions provided by in-house counsel to the Company on the date hereof:

(a)          The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(b)          The issuance and exchange of the Subordinated Notes pursuant to the Exchange Agreement do not, and the performance by the Company of its obligations in connection with the Exchange Agreement will not, require any consent, approval, authorization, registration or qualification of or with any governmental agency or body of the United States or the State of New York, except such as have been obtained or effected.

(c)           The execution, delivery and performance of the Exchange Agreement by the Company and the issuance of the Subordinated Notes pursuant to the Exchange Agreement will not result in a breach of any of the terms and provisions of, or constitute a default under, any of the agreements or instruments of the Company filed by the Company with the Commission as exhibits to the registration statement on Form S-3 (Registration No. 333-186425), and to its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2011; (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012; (iii) Current Reports on Form 8-K filed from January 10, 2012 to the date hereof; (iv) registration statement on Form S-3 (Registration No. 333-172555); (v) registration statement on Form S-3 (Registration No. 333-172554); (vi) registration statement on Form S-3 (Registration No. 333-152454); (vii) registration statement on Form S-3 (Registration No. 333-135163); and (viii) registration statement on Form S-3 (Registration No. 333-172562), or result in a violation of the charter or bylaws of the Company or any of its material subsidiaries or any statute, rule, regulation or order of any governmental agency or body of the United States or the State of New York or any court of the United States or the State of New York having jurisdiction over the Company; provided, however, that no opinion is expressed in this paragraph with respect to (i) the rights to indemnity and contribution contained in the Agreement, which may be limited by federal or state securities laws or the public policy underlying such laws, or (ii) any state securities or blue sky laws.

Statement provided by outside counsel regarding the effectiveness of the Registration Statement:

(a)       based solely upon our review of the Notice of Effectiveness on the website of the Securities and Exchange Commission (the “Commission”), the registration statement on Form S-3 (No. 333-186425) (the “Registration Statement”) related to your sale of the Subordinated Notes is effective under the Securities Act of 1933, as amended, and (b) based solely upon a telephonic confirmation from a representative of the Commission, no stop order with respect thereto has been issued by the Commission, and to the best of our knowledge, no proceeding for that purpose has been instituted or threatened by the Commission. To the best of our knowledge, no order directed to any document incorporated by reference in the Registration Statement has been issued by the Commission and remains in effect, and no proceeding for that purpose has been instituted or threatened by the Commission.